As filed with the Securities and Exchange Commission on December 8, 2006

Registration No. 333-67464

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MIDGARDXXI, INC.

(Exact name of Registrant as specified in its charter)

formerly named Exabyte Corporation

Delaware (State or other jurisdiction of incorporation or organization)	3573 (Primary Standard Industrial Classification Code Number	84-0988566 (IRS Employer Identification No.)

2108 55th Street

Boulder, Colorado 80301

(303) 417-7292

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

Tom W. Ward

2108 55th Street

Boulder, Colorado 80301

(303) 417-7453

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark Levy

Holland & Hart LLP

555 Seventeenth Street, Suite 3200

Denver, CO 80202-3979

(303) 295-8000

Sale concluded November 21, 2006

Explanatory Note: De-Registration of Securities

This Post-Effective Amendment No. 1 is filed for the purpose of deregistering the remaining unsold shares of the common stock of MidgardXXI, Inc., formerly named Exabyte Corporation (the “Company”), heretofore registered and offered pursuant to the terms of the Prospectus dated August 14, 2001.

On November 20, 2006, the Company completed the sale of substantially all of its assets to Tandberg Data Corp., a Delaware corporation and wholly-owned subsidiary of Tandberg Data ASA, a company organized under the laws of Norway (collectively, ”Tandberg”). The sale was completed pursuant to the Asset Purchase Agreement (the ”Agreement”) between Exabyte Corporation and Tandberg, dated August 29, 2006. The Agreement was approved by the Company’s Independent Committee, ratified by its Board of Directors, and approved by the Company’s stockholders on November 16, 2006. In connection with the approval of the sale, the stockholders also approved proposals providing for the changing of the corporate name of the Company to MidgardXXI, Inc. and the dissolution of the Company following the consummation of the sale.

The Company has filed its statement of dissolution with the State of Delaware. The Company has determined that no further shares will be offered or sold pursuant to the Prospectus. The Company therefore requests deregistration of the unsold shares of common stock pursuant to this Registration Statement as soon as practicable after the filing of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on this 8th day of December, 2006.

MIDGARDXXI, INC.

By: /s/ Tom W. Ward

Tom W. Ward

Title: Chief Executive Officer and President

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Tom W. Ward	President and Chief Executive Officer,	December 8, 2006
Tom W. Ward	Director (Principal Executive Officer)

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